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                           PATENT SUBLICENSE AGREEMENT


         THIS PATENT SUBLICENSE AGREEMENT (this "Agreement"), effective as of December 9, 1996 (the "Effective Date"), is made and entered into by and between CARDIOVASCULAR DIAGNOSTICS, INC., a North Carolina corporation with principal offices at 5301 Departure Drive, Raleigh, North Carolina ("CDI") and KNOLL AG, a corporation organized under the laws of the Federal Republic of Germany with principal offices at Knollstrasse, 6700 Ludwigshafen, Federal Republic of Germany ("Knoll").

         WHEREAS, Knoll owns or controls by exclusive worldwide license certain "Patent Rights" (as later defined herein) pursuant to the terms of a License Agreement with Max-Planck- Gesellschaft (the "MPG License Agreement") a copy of which is attached hereto as Exhibit A and Knoll has the right to grant sublicenses thereunder;

         WHEREAS, CDI desires to use the Patent Rights in commercial applications; and

         WHEREAS, Knoll is willing to grant, and CDI desires to obtain, an exclusive sublicense under the MPG License Agreement in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:


                                    SECTION 1

                                   DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "Product" shall mean the technology covered by the Patent Rights included in a CDI test card or other CDI product and a wet-chemistry based technology as described in Knoll's validation report VR-HPA-02.

         1.2 "Net Sales" shall mean the aggregate invoiced sales price received by CDI from its customers (including distributors) on Sales, less any amounts, to the extent such amounts are included in the invoiced sales price, for: (a) actual allowances for damages and returned goods; (b) quantity and trade discounts actually allow and taken; (c) transportation shipping and handling costs and insurance; (d) sales, excise, turnover, value-added and other similar direct taxes, and (e) customs duties.

         1.3 "Patent Rights" shall mean all inventions and know-how (patented, patentable or non-patentable) and any and all intellectual property rights of Knoll, either existing as of the Effective Date or subsequent thereto, relating to a test known as

*[    ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND
FILED SEPARATELY WITH THE SEC.

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an ecarin clotting time test, as further described by illustration on Exhibit B, and methods and procedures for use of such device, including without limitation all matters described, claimed or covered by (i) United States and foreign patents listed on Exhibit C; (ii) United States and foreign patent applications;
(iii) any additions, continuations, continuations- in-part, divisionals, reissues or extensions based on any of the foregoing patents or patent applications; (iv) any patent or intellectual property rights obtained from any of the foregoing patent applications; and (v) any trade secrets, know how and other intellectual property rights relating to the above to the extent Knoll has access to and control of any such Rights.

         1.4 "Sale" shall mean any sale, transfer or other disposition to a third party of technology covered by the Patent Rights which technology is included as a component or portion of a Product.


                                    SECTION 2

                                 GRANT OF RIGHTS

         2.1 Grant. Subject to the terms and conditions of this Agreement, Knoll hereby grants to CDI a perpetual, exclusive, worldwide, royalty-bearing sublicense, including the right to grant additional sublicenses, under the Patent Rights to develop, make, have made, use, have used, modify, have modified, sell and have sold the Products. Sublicenses granted by CDI to third parties shall include terms and conditions substantially similar to terms and conditions contained therein and shall be subject to the approval by Knoll which shall not be unreasonably withheld. In addition, this sublicense, and any sublicenses granted by CDI, shall terminate simultaneously with the termination of the MPG License Agreement and any sublicenses granted by CDI shall terminate simultaneously with the termination of this Agreement.

         2.2 Subcontracts. The following shall not be deemed to be sublicenses hereunder: (a) appointment of a third party (including, but not limited to, a distributor) to market, sell, use or otherwise dispose of Products; (b) subcontracting of a third party to develop Products; or (c) subcontracting of a third party to manufacture Products.

         2.3 Sales of Products. The exclusive worldwide license granted by Knoll shall include but not be limited to, a license to sell Products to CDI's customers and to convey to any CDI customer rights to use and resell the Products sold to such customers by CDI.

         2.4 Delivery. Promptly after the Effective Date and thereafter upon reasonable notice, Knoll shall deliver to CDI all data, documentation and other physical embodiments of the Patent Rights to the extent that Knoll has access to and control of any
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such materials, together with all cooperation, assistance and access to data reasonably requested by CDI including but not limited to visits by CDI personnel to Knoll facilities. In addition, Knoll shall provide CDI with access to all of its available data which CDI may require in connection with the validation and registration of the Product.

                                    SECTION 3

                                 GRANT OF RIGHTS

         CDI has the obligation to exclusively purchase its requirements of ecarin standard reagent from Pentapharm until December 31, 1998 at conditions to be agreed upon. Based on an agreement between Knoll and Pentapharm dated February 15, 1996.

                                    SECTION 4

                                  CONSIDERATION

         4.1 Royalties. In consideration for the license granted to CDI herein, CDI shall pay to Knoll royalties equal to:

                  4.1.1 [  ] (of which [  ] remunerates the patent rights and
[   ] remunerates the Know-How of Knoll) for its Net- Sales in countries in which a patent has been filed or granted and for its export from such countries to countries without patent protection; and

                  4.1.2 [ ] of Net-Sales in countries where the product is manufactured and sold by CDI or sublicensees and in which no patent is filed or granted, but only as long as the product is the only product in the market based on or related to the licensed technology, but in no case longer than the validity of the US patent.

         4.2 No Multiple or Cumulative Royalties. CDI shall have no obligation to pay to Knoll multiple royalties because a Product, or the manufacture, use or sale of a Product is or shall be covered in any country by more than one patent or patent application licensed under this Agreement. In addition, the two (2) royalty rates provided in Section 4.1 are mutually exclusive of one another and are not cumulative; only one of such two rates shall apply to a given Sale. In no event shall royalties payable to Knoll on any Sale exceed [ ] percent [ ] of Net Sales attributed to such Sale.

         4.3 Combination Product Royalties. In the event a Product is sold in combination with other components whose manufacture, use or sale by an unlicensed party would not constitute an infringement of the Patent Rights ("Combination Product"), Net Sales for the purpose of determining royalties payments shall be calculated by multiplying the actual net receipts attributed to the Combination Product by the fraction A/B, where A is the

*[   ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND
FILED SEPARATELY WITH THE SEC.
                                        3

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invoiced sales price of the Product sold separately and B is the invoiced sales price of the Combination Product. In the event that no separate sales of such Product are made by CDI, Net Sales for determining royalties payments on the Combination Product shall be calculated by reasonably allocating the actual net receipts attributed to the Combination Product between the Product and the other components, based upon the fair value of the components.

         4.4      Term of Royalties Obligation.

                  4.4.1 The obligation of CDI to pay to Knoll royalties pursuant to section 4.1.1 or 4.1.2 shall commence upon the receipt of revenue from the first sale. Upon (i) expiration of the patent in a country or (ii) if the patent in a country has been determined invalid or unenforceable by a competent court or administrative body provident that such determination is final and unappealed or unappealable or (iii) the parties agree that a patent is no longer valid or
(iv) upon expiration of the term mentioned in section 4.1.2, CDI shall have no further obligation to pay the [ ] royalty to Knoll, but will continue to pay to Knoll the [ ] Know-How royalty as long as the product is sold anywhere in the world.

         4.5 Payments of Sublicensees. In case CDI receives from its sublicensees a down payment or other form of remuneration made in connection with the grant of sublicense rights and not for work to be performed by CDI, and except for royalties, CDI shall transfer [ ] of such payment to Knoll.

                                    SECTION 5

                         ROYALTY PAYMENTS AND ACCOUNTING

         5.1 Royalty Statement and Payments. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement, CDI shall deliver to Knoll:

                  5.1.1 A statement showing the basis for the royalty payment due for such quarter, including but not limited to: (i) the number of Sales during the reporting period; (ii) the invoiced sales price for all Sales during the reporting period; (iii) the total Net Sales during the reporting period; and
(iv) any royalties due Knoll pursuant to Section 4 for the reporting period. In the event that no royalty is due for any calendar quarter during the term of this Agreement, CDI shall so report; and

                  5.1.2 Payment in United States dollars of the amount of royalties due Knoll based on CDI's statement required under Section 5.1.1.

         5.2 Audit Rights. Knoll shall be entitled to retain, at Knoll's expense, an independent accounting firm acceptable to CDI

*[   ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND
FILED SEPARATELY WITH THE SEC.
                                    4

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to conduct one (1) audit per calendar year of CDI's books and records of account for payments made within twelve (12) months of such audit, regarding royalties payable to Knoll for the sole purpose of verifying the accuracy of such payments, such audit to be conducted during CDI's normal business hours and after ten (10) days written notice. The accounting firm shall report to Knoll only whether there is a royalty underpayment and, if so, the amount thereof. In the event such accounting firm reports to Knoll that there is a royalty underpayment, CDI shall promptly remit to Knoll all amounts due, including interest on such underpayment from the date due until paid at the prime rate of
interest quoted in the Wall Street Journal for such period plus [   ] percent
[ ]. If the results of such audit indicate that CDI has under paid its royalty obligation by [ ] percent [ ] or more for any 12 month period examined, CDI shall bear the expense of such audit.


                                    SECTION 6

                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         6.1      Representations and Warranties.

         6.1.1 Knoll represents and warrants that: (i) Knoll is the sole and exclusive owner or licensor with right to sublicense the Patent Rights; (ii) Knoll has not previously granted, and will not grant to any third party during the term of this Agreement, any rights under the Patent Rights; and (iii) Knoll has full power, right and authority to grant the rights and licenses granted in this Agreement.

         6.1.2 CDI represents and warrants that CDI has full power, right and authority to enter into and carry out its obligations under this Agreement.

         6.2 Limitation. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS SECTION 6, KNOLL MAKES NO WARRANTIES FOR THE PATENT RIGHTS OR PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND KNOLL SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

         6.3      Indemnification.

                  6.3.1 Knoll hereby agrees to defend and indemnify CDI against, and hold CDI harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or in connection with a breach of Knoll's representations and warranties in Section 6.1.1 above, provided that: (i) Knoll shall have sole control of such defense provided, however, if Knoll fails to take control, CDI shall have the right but not the obligation to do so, and (ii) CDI shall provide notice promptly

*[   ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED
AND FILED SEPARATELY WITH THE SEC.
                                        5

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to Knoll of any actual or threatened claim of which CDI becomes aware. In the event of any such claim, CDI shall provide Knoll, at Knoll's expense, information and assistance as Knoll may reasonably request for purposes of defense.

                  6.3.2 CDI hereby agrees to defend and indemnify Knoll against, and hold Knoll harmless from, any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or in connection with CDI's Manufacture, use or sale of the Products, excluding claims covered by Section 6.3.1 above; provided that: (i) CDI shall have sole control of such defense and (ii) Knoll shall provide notice promptly to CDI of any actual or threatened claim of which Knoll becomes aware.


                                    SECTION 7

                                 CONFIDENTIALITY

         7.1 General. Except as otherwise expressly provided in this Agreement, each party shall hold in strict confidence and not use or disclose to any third party (other than employees, consultants and advisors who are similarly bound in writing) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas or know-how identified in writing as confidential ("Confidential Information") of or used by the other party; provided, however, that Confidential Information of a party shall not include:

                  7.1.1 Information which at the time of disclosure was previously known to the receiving party as demonstrated by written records;

                  7.1.2 Information which at the time of disclosure is published or otherwise generally available to the public; or

                  7.1.3 Information which, after disclosure by the other party, is published or otherwise becomes generally available to the public through no breach of this Agreement by the receiving party.

         7.2      Exceptions.  A party may disclose Confidential
Information of the other:

                  7.2.1 In connection with the order of a court or other governmental body; provided, however, that written notice is provided promptly to the other party to enable the other party to seek a protective order or otherwise prevent disclosure of such information;

                  7.2.2 As required by or in compliance with laws or regulations; provided, however, that written notice is provided promptly to the other party to enable the other party to seek a
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protective order or otherwise prevent disclosure of such
information;

                  7.2.3 In confidence, to accountants, banks and financing sources and their advisors; or

                  7.2.4 In confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         7.3 Terms of this Agreement. CDI and Knoll agree to not disclose the financial terms or conditions of this Agreement to any third party without the prior written consent of the other party, except as may be required by law. Each party shall use reasonable efforts to provide the other party with five (5) days advance notice of any disclosure required by law where the disclosure could have an adverse impact on the rights of a party hereunder.

         7.4 Remedies. Any breach of the restrictions contained in this Section 7 is a breach of this Agreement which will cause irreparable harm to the non-breaching party entitling such non- breaching party to injunctive relief in addition to all legal remedies.


                                    SECTION 8

                   PATENT PROSECUTION, ENFORCEMENT AND DEFENSE

         8.1      Patent Prosecution.

                  8.1.1 Knoll shall bear the principal responsibility for and shall file and prosecute all patent applications and maintain all patents within the Patent Rights in the United States of America and in foreign countries; provided, however, that Knoll shall consult with CDI before initiating or ceasing any filing within the Patent Rights. Knoll shall keep CDI reasonably informed of the status of the patents and applications within the Patent Rights. In the event that Knoll elects to not file any patent application or ceases prosecution of any patent application or maintenance of any patent within the Patent Rights, Knoll shall inform CDI in due time, and CDI shall have the right, but not an obligation, to file such patent applications, prosecute such patent application or maintain such patent within the Patent Rights.

                  8.1.2 Payment of all costs and expenses relating to the filing, prosecution, and maintenance of the Patent Rights in the United States and in foreign jurisdictions after the Effective Date shall be the responsibility of Knoll, provided that upon reimbursement of such costs and expenses to Knoll by CDI, CDI may then deduct such amounts from the amounts owing to Knoll under Section 4. Notwithstanding the above, CDI shall not be obligated to reimburse Knoll costs and expenses relating to
                                        7

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the filing or prosecution of any patent application or maintenance of any patent within the Patent Rights in countries where CDI reasonably objects to such filing, prosecution or maintenance. In any country where CDI fails to reimburse Knoll fees and costs relating to filing or prosecution of a patent application or maintenance of a patent within the Patent Rights, CDI's rights and license under this Agreement in such country shall terminate six (6) months after receipt by CDI of the initial request by Knoll for reimbursement where the reimbursement is made by CDI within such six (6) month period. Reimbursement due Knoll pursuant to this Section 8.1.2 shall be paid by CDI within thirty days
(30) (but not later than one hundred eighty (180) days) of CDI's receipt of Knoll's itemized invoice.

         8.2 Patent Enforcement. During the term of this Agreement, CDI shall notify Knoll promptly in writing of any alleged infringement by a third party of the Patent Rights exclusively licensed to CDI under this Agreement, and provide Knoll any available evidence thereof. In the event that Knoll fails to cause any infringement to terminate, or fails to initiate suit or action to abate any infringement, within ninety (90) days after receipt of CDI's written notice of such infringement, or in the event that Knoll discontinues the prosecution of any such suit or action after commencement thereof, CDI may, effective as of the date of such failure or discontinuance, at CDI's sole option, implement any or all of the following rights and remedies:

                  8.2.1 Withhold an amount equal to the difference between the royalty due to Knoll hereunder and the royalty payable by Knoll under the MPG License Agreement during the period from the commencement of such infringement until such infringement is terminated by court judgment or otherwise; and

                  8.2.2 Initiate and prosecute, or continue prosecution of, at CDI's own cost and expense, any such suit or action, in which event upon CDI's request, Knoll shall make available to CDI all information in Knoll's possession and provide CDI with assistance reasonably necessary to permit CDI to bring and prosecute, or continue prosecution of, such suit or action. CDI shall be entitled to retain for CDI any recovery realized as a result of a suit, action or other proceeding initiated and prosecuted by CDI to enforce the Patent Rights without obligation to Knoll.

         8.3 Patent Defense. During the term of this Agreement, CDI shall notify Knoll promptly in writing of any claim asserted against CDI by any third party alleging infringement of any patent owned by such third party in connection with CDI's manufacture, use or sale of Products. Notwithstanding anything herein to the contrary, if, during the term of this Agreement, the manufacture, use or sale of Products by CDI under any issued and valid patent within the Patent Rights would infringe any patent owned by a third party, CDI shall have the right to deduct


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from the royalties payable to Knoll under Section 4 an amount equal to the difference between the royalty due hereunder and the royalty payable by Knoll under the MPG License Agreement.

         8.4 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights, Knoll and CDI shall cooperate fully, and upon the request and, at the expense of the party initiating and prosecuting such suit, action or other proceeding, the other party shall make available to such party at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in such other party's possession.


                                    SECTION 9

                              TERM AND TERMINATION

         9.1 Term. The term of this agreement shall commence on the effective date and shall continue in full force and effect as long as CDI or its sublicensees manufacture and market the product anywhere in the world, unless terminated prior to such date pursuant to this section 9.

         9.2 Termination for Cause. Either party shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by the other party upon thirty (30) days prior written notice by certified mail to the breaching party specifying the nature of the breach or default. Unless the breaching party has cured the breach or default prior to the expiration of such thirty (30) day period, or such breaching party has initiated good faith efforts to cure any such breach which the party is unable to cure within such thirty-day period, and during the period that such efforts continue no termination may be declared, the non-breaching party, at its sole option, may terminate this Agreement upon written notice to the breaching party. Termination of this Agreement shall become effective upon receipt of such notice by the breaching party. Knoll shall have the right to terminate this agreement forthwith by giving six (6) months previous notice in case CDI is not actively pursuing to sell one/or the other technology-based product (wet/or dry chemistry) within eighteen (18) months after approval of the first direct thrombin inhibitor in North America or the EC, unless such failure is due to regulatory problems beyond the control of CDI.

         9.3 Effect of Termination. In case Knoll terminates this agreement forthwith according to section 9.2 CDI shall transfer to Knoll or a third party designated by Knoll all product registrations and shall be entitled to sell remaining stock of the product during a term of six months after the expiration of the agreement unless Knoll or a third party designated by Knoll purchases such stock at CDI's cost price.

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         9.4      Survival.  The following sections shall survive
expiration or termination of this Agreement for any reason:
Sections 5, 6, 7 and 10.


                                   SECTION 10

                               GENERAL PROVISIONS


         10.1 Development. The parties acknowledge that the technology underlying the Patent Rights requires additional development on the part of CDI. CDI acknowledges that it shall bear all development risk and cost associated with the development and commercialization of the Product. CDI shall use commercially reasonable efforts to exploit the Product where such exploitation is commercially feasible to do so. Consequently, CDI will use commercially reasonable efforts to file product registrations in the countries in which direct thrombin inhibitors are approved or under clinical development provided,
however, CDI shall have [        ] months to complete such filing subsequent to
the date that CDI and Knoll agree that CDI is in receipt of all data relating to the drug necessary to complete CDI's registration for the country where the drug approval has been granted.

         CDI and Knoll acknowledge that CDI may have tactical, technical or economic reasons for not completing any such filing and CDI shall provide Knoll notice of any such reasons within a reasonable period of time after any such decision is made by CDI.

         In the event that CDI does not have a tactical, technical or economic reason for failing to complete a filing in a country where Knoll has revised PEG-hirudin drug approval, the parties shall negotiate in good faith with respect to each such country.

         CDI shall provide Knoll with a semi-annual written report of its product development activities, product registration activities and business development activities relating to the product, to the extent such disclosures are permitted under any nondisclosure agreements entered into by CDI with its collaborating, strategic or other corporate partners. CDI and Knoll shall cooperate with one another in the registration process, and CDI may request Knoll to attend regulatory meetings with governmental regulatory agencies.

         10.2 Further Assurance. During the term of this Agreement, and at any time or from time to time on and after the Effective Date, Knoll shall at the request of CDI: (i) deliver to CDI such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as CDI may reasonably deem

*[   ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED
AND FILED SEPARATELY WITH THE SEC.
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necessary or desirable in order for CDI to obtain the full benefits of this
Agreement and the transactions contemplated hereby.

         10.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Federal Republic of Germany, without reference to conflict of laws principles or statutory rule of arbitration.

         10.4 Arbitration. All disputes arising in connection with this Agreement shall be settled according to the Rules of Conciliation and Arbitration of the Zurich Chamber of Commerce. If such settlement cannot be achieved the dispute shall be submitted to the arbitration Court of the Zurich Chamber of Commerce for final decision according to the aforesaid Rules of Conciliation and Arbitration.

         10.5 Force Majeure. Neither party shall be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God and other causes beyond its control. Each party agrees to notify the other promptly of any circumstance delaying its performance and to resume performance as soon thereafter as is reasonably practicable.

         10.6 Assignment. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, CDI may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

         10.7 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         10.8 No Third Party Beneficiaries. Knoll and CDI intend that only Knoll and CDI will benefit from, and are entitled to enforce the provisions of, this Agreement and that no third party beneficiary is intended under this Agreement.

         10.9 Modifications. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

         10.10 Notices. Any required notices hereunder shall be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written

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notice to the other in the manner contemplated herein, and shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

         10.11 Descriptive Headings. The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.12 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the parties hereto with respect to the subject matter hereof, and supersedes and cancels all previous registrations, agreements, commitment and writings in respect thereof.

         10.13 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Knoll or CDI. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, and severability of such provision would materially change the economic benefit of this Agreement to either Knoll or CDI, Knoll and CDI shall modify such provision in accordance with Section 10.8 to obtain a legal, enforceable and valid provision and provide an economic benefit to Knoll and CDI that most nearly effects Knoll's and CDI's intent in entering into this Agreement.

         10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


                                       [The next page is the signature page]

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         IN WITNESS WHEREOF, the undersigned are duly authorized to execute this
Agreement on behalf of Knoll and CDI as applicable.


KNOLL AG                                     CARDIOVASCULAR DIAGNOSTICS,
                                                INC.


By:__________________________               By:__________________________

Print Name:__________________               Print Name:__________________

Title:_______________________               Title:_______________________

SS1-CORP-7695-1-43868.7



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